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THE CHINA FUND, INC.

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CONTACT:

James Burke

AST Fund Solutions

646-322-0361

jburke@astfundsolutions.com

The China Fund, Inc. Announces Response to City of London Letter

New York, New York, August 15, 2017—The China Fund, Inc. (NYSE: CHN) (the “Fund”) announced today that it had sent a response to the letter City of London Investment Group PLC (“City of London”) had attached to its August 10, 2017 Form 13D filing with the SEC with respect to the Fund. In the letter, City of London states its opposition to the selection by the Board of the Fund of Open Door Investment Management Ltd. (“Open Door”) as the Fund’s new investment manager and to the Board’s continued effort to seek stockholder approval of that selection. In the response, the Fund stated:

The Fund’s Board believes it is in the best interest of the Fund and its stockholders to approve Open Door. The Board is seeing strong stockholder support for its position, with over 60% of the shares that have voted voting in favor of the selection of Open Door.

It is clear that the Fund’s stockholders, as a whole, favor the Open Door proposal; however, the favorable vote is not quite at the required level for regulatory purposes (a majority of the outstanding shares). In view of the strong stockholder support, the Board feels it has a responsibility to give all stockholders who have not yet voted an opportunity to vote before the voting deadline of August 30.

A copy of the full response is attached to this press release.

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The Fund is a diversified closed-end investment company, which seeks long term capital appreciation primarily through investments in China companies. Shares of the Fund are listed on the New York Stock Exchange under the ticker symbol “CHN.”

For further information regarding the Fund and the Fund’s holdings, please call (888)-CHN-CALL or visit the Fund’s website at www.chinafundinc.com.

THE CHINA FUND, INC.

                                           August 15, 2017

Mr. Jeremy Bannister

Director, Corporate Governance

City of London Investment

    Management Company Limited

The Barn

1125 Airport Road

Coatesville, PA 19320

Re: The China Fund, Inc. (the “Fund”)

Dear Mr. Bannister:

I am writing on behalf of the Board of Directors of the Fund to respond to your letter of August 10, 2017, in which you state City of London’s opposition to the Board’s selection of Open Door Investment Management Ltd. (“Open Door”) as the Fund’s new investment manager and to the Board’s continued effort to seek stockholder approval of that selection.

The Fund’s Board believes it is in the best interest of the Fund and its stockholders to approve Open Door. The Board is seeing strong stockholder support for its position, with over 60% of the shares that have voted voting in favor of the selection of Open Door.

It is clear that the Fund’s stockholders, as a whole, favor the Open Door proposal; however, the favorable vote is not quite at the required level for regulatory purposes (a majority of the outstanding shares). In view of the strong stockholder support, the Board feels it has a responsibility to give all stockholders who have not yet voted an opportunity to vote before the voting deadline of August 30.

Sincerely,

Joe O. Rogers

Chairman